Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS

•	Earnings per diluted share: $3.64 from net income, $2.80 from operating income*

•	ROE 8 percent and Operating ROE* 11 percent for the trailing twelve months

•	Reported net premiums increased 10 percent

•	Quarterly shareholder dividend raised 11 percent

ST. LOUIS, July 28, 2016 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported net income of $236.1 million, or $3.64 per diluted share, compared with $130.4 million, or $1.94 per diluted share, in the prior-year quarter. Operating income* totaled $181.2 million, or $2.80 per diluted share, compared to $130.3 million, or $1.94 per diluted share, the year before. Net foreign currency fluctuations had an adverse effect of $0.06 per diluted share on net income, and $0.04 per diluted share on operating income. A tax-related adjustment added $0.12 per diluted share in the quarter.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2016	2015	2016	2015
Net premiums	$2,346,945	$2,129,043	$4,503,950	$4,152,895
Net income	236,103	130,391	312,575	255,505
Net income per diluted share	3.64	1.94	4.81	3.76
Operating income*	181,228	130,270	301,978	252,048
Operating income per diluted share*	2.80	1.94	4.65	3.70
Book value per share	118.32	97.61
Book value per share, excluding Accumulated Other Comprehensive Income (AOCI)*	87.33	80.30
Total assets	53,876,703	47,435,240

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums totaled $2.3 billion this quarter, up 10 percent from last year’s second quarter, primarily due to organic growth and in-force transactions. Current-period premiums reflect net adverse foreign currency effects of approximately $45.7 million. Excluding spread-based businesses and the value of associated derivatives, investment income increased 7 percent over year-ago levels, reflecting an increase in average invested assets of approximately 10 percent, offset by the impact of lower yield on new money and reinvested assets. The average investment yield, excluding spread businesses, was down 17 basis points to 4.71 percent from the second quarter of 2015, but was 25 basis points higher than the first-quarter yield. Variable investment income was strong in both this quarter and the year-ago period, whereas it was weak in the first quarter of this year.

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The effective tax rate was approximately 33.2 percent on net income, and was approximately 33.7 percent on operating income this quarter, slightly below an expected range of 34 percent to 35 percent. This was primarily due to generating a greater-than-expected portion of earnings in jurisdictions that have lower income tax rates than the U.S. statutory rate. The $0.12 per diluted share tax adjustment primarily affected interest expense; see further explanation in the Corporate section.

Greig Woodring, chief executive officer, commented, “We are pleased with the quarter in practically all respects, as the bottom-line number was very strong. In addition, there were positive developments in many areas across segments and geographies, and our investment results reflected higher-than-normal variable investment income. After a solid first quarter, our year-to-date EPS and operating EPS were up considerably over the year-ago period, despite ongoing macroeconomic headwinds from lower interest rates and relatively weak foreign currencies. The negative effect of foreign currency translation on earnings year-to-date was equal to $0.14 per diluted share.

“Highlights of the quarter included improvement in Canada due to favorable mortality, continued momentum in our U.S. Asset-Intensive business, and another good quarter from Asia Pacific. Our U.S. Traditional operations reported its best quarter in some time, based upon strong variable investment income and mortality results that were in line with expectations. Finally, top-line growth was particularly strong this quarter, based upon solid organic growth and in-force transactions.

“We repurchased approximately 120,000 RGA common shares during the quarter, and we continue to pursue a balanced approach to capital management in terms of deployment into in-force and other attractive transactions, share repurchases, and shareholder dividend increases over time. The board of directors increased the quarterly dividend 11 percent to $0.41 per share. We closed some smaller in-force transactions during the quarter, and the pipeline continues to be healthy. Our deployable, excess capital position was approximately $1.0 billion at June 30, and included the effects of our senior notes and subordinated debentures offering. Ending book value per share this quarter was $118.32 including AOCI, and $87.33 excluding AOCI, a 9 percent increase over that of a year ago.

“Looking forward, the macroeconomic environment remains challenging overall, but we continue to see good demand from clients for our solutions. We expect to continue to execute in both our traditional and transactional businesses.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax net income of $111.4 million, compared with $82.8 million in the second quarter of 2015. Pre-tax operating income totaled $112.3 million for the quarter, compared with $79.4 million in last year’s second quarter. The current-period results reflected higher-than-normal variable investment income, the additive impact of in-force transactions and mortality experience that was in line with expectations, whereas last year’s second quarter was affected by elevated individual mortality claims.

Traditional net premiums increased 12 percent from last year's second quarter to $1,307.4 million.
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Non-Traditional

The Asset-Intensive business reported pre-tax net income of $94.0 million compared with $55.8 million last year. Second-quarter pre-tax operating income totaled $54.3 million compared with $56.4 million last year. Results were strong in both periods due to favorable investment spreads, while the current quarter benefited from the impact of a recently added new in-force block as well.

The Financial Reinsurance business continued to perform well, reporting pre-tax net income and pre-tax operating income of $14.9 million, up slightly from $14.6 million the year before.

Canada

Traditional

The Canada Traditional segment reported pre-tax net income of $43.3 million compared with $22.7 million in the second quarter of 2015. Pre-tax operating income totaled $40.9 million compared with $23.8 million in the second quarter of 2015. The current-quarter's very strong results were primarily due to favorable mortality experience. The negative effect of a weaker Canadian dollar adversely affected pre-tax net income by $2.2 million and pre-tax operating income by $2.1 million.

Reported net premiums increased 7 percent to $240.1 million. Net premiums suffered adverse effects from foreign currency exchange rates totaling $11.6 million.

Non-Traditional

The Canada Non-Traditional business segment, which consists of longevity and fee-based transactions, reported pre-tax net income and pre-tax operating income of $2.1 million this quarter versus $3.1 million in the prior-year quarter. Pre-tax net income and pre-tax operating income included an adverse effect of $0.1 million due to a relatively weaker Canadian dollar.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax net income and pre-tax operating income of $6.8 million versus $9.2 million in last year’s second quarter, reflecting unfavorable claims experience, most notably in the U.K.

Net reported premiums increased 4 percent and totaled $286.9 million, compared with $275.7 million in last year's second quarter. Foreign currency exchange rates adversely affected net premiums by $20.2 million.

Non-Traditional

The EMEA Non-Traditional business segment includes longevity, asset-intensive and fee-based transactions. Pre-tax net income totaled $27.5 million compared with $31.4 million in the year-ago period. Pre-tax operating income decreased to $26.1 million compared with a strong $31.8 million in the year-ago

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period. The current-period results showed continued favorable experience in both the asset-intensive and longevity business, while the year-ago period experience was unusually favorable. Net foreign currency fluctuations adversely affected pre-tax net income by $2.0 million and pre-tax operating income by $1.8 million.

Asia Pacific

Traditional

The Asia Pacific Traditional segment's pre-tax net income and pre-tax operating income rose to $34.5 million, from $4.3 million in the prior-year period. This quarter reflected solid results collectively across the Asian operations, most notably Hong Kong. Additionally, this year's results were modestly profitable in Australia, a significant improvement versus the year-ago period that reflected poor results in individual and group morbidity product lines. Net foreign currency exchange rate fluctuations had a favorable effect of $0.5 million on pre-tax net income and pre-tax operating income.

Reported net premiums rose 16 percent to $454.6 million from $390.5 million in the prior-year period, attributable to strong overall results in Hong Kong and the effects of new business, newer treaties in particular. Net premiums reflected a negative effect of $7.7 million from foreign currency exchange rates.

Non-Traditional

The Asia Pacific Non-Traditional business segment includes asset-intensive, fee-based and other various transactions. Pre-tax net loss in this segment totaled $0.1 million compared with a pre-tax loss of $1.4 million last year. Pre-tax operating losses were $6.0 million this quarter versus pre-tax operating income of $0.7 million in the prior-year quarter, primarily attributable to poor results in a small number of treaties. Net foreign currency exchange rate fluctuations had a favorable effect of $0.2 million on pre-tax net income and an adverse effect of $0.1 million on pre-tax operating income.

Corporate and Other

The Corporate and Other segment’s pre-tax net income increased to $18.8 million contrasted with a pre-tax net loss of $8.7 million the year before. Pre-tax operating losses were $12.8 million, moderately higher than the year-ago pre-tax loss of $9.9 million, but less than a more typical run rate of approximately $20 million, attributable mainly to a reduction in tax-related interest expense resulting from the effective settlement of uncertain tax positions during the quarter.

Dividend Declaration

The board of directors increased the quarterly dividend 11 percent, to $0.41 from $0.37, payable August 30 to shareholders of record as of August 9.

Earnings Conference Call

A conference call to discuss second-quarter results will begin at 11 a.m. Eastern Time on Friday, July 29. Interested parties may access the call by dialing 877-718-5099 (domestic) or 719-325-4784 (international). The access code is 1371535. A live audio webcast of the conference call will be available

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on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through Saturday, August 6 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 1371535.

The Company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the Company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, RGA has assumed approximately $3.1 trillion of life reinsurance in force, and total assets of $53.9 billion.

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Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, ratios, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the previous paragraphs as “we,” “us” or
“our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or

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sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2015.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$236,103	$130,391	$312,575	$255,505
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(46,490)	27,152	(68,217)	12,567
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(7,577)	(1,951)	(10,816)	(9,363)
Embedded derivatives:
Included in investment related (gains) losses, net	(31,739)	(18,056)	69,134	(209)
Included in interest credited	(11,287)	(6,817)	7,660	(114)
DAC offset, net	42,147	(770)	(7,889)	(6,589)
Investment income on unit-linked variable annuities	(1,928)	—	(2,193)	—
Interest credited on unit-linked variable annuities	1,928	—	2,193	—
Non-investment derivatives	71	321	(469)	251
Operating income	$181,228	$130,270	$301,978	$252,048

Reconciliation of Consolidated Income before Income Taxes to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income before income taxes	$353,223	$213,790	$460,803	$397,915
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(67,100)	41,526	(99,068)	20,580
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(11,657)	(3,002)	(16,640)	(14,404)
Embedded derivatives:
Included in investment related (gains) losses, net	(48,829)	(27,780)	106,360	(322)
Included in interest credited	(17,364)	(10,488)	11,785	(175)
DAC offset, net	64,841	(1,187)	(12,137)	(10,138)
Investment income on unit-linked variable annuities	(2,966)	—	(3,374)	—
Interest credited on unit-linked variable annuities	2,966	—	3,374	—
Non-investment derivatives	110	493	(721)	385
Pre-tax operating income	$273,224	$213,352	$450,382	$393,841

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$111,430	$1		$881		$112,312
Non-Traditional:
Asset Intensive	93,979	(64,277)	(1)	24,621	(2)	54,323
Financial Reinsurance	14,875	—		—		14,875
Total U.S. and Latin America	220,284	(64,276)		25,502		181,510
Canada Traditional	43,309	(2,402)		—		40,907
Canada Non-Traditional	2,128	—		—		2,128
Total Canada	45,437	(2,402)		—		43,035
EMEA Traditional	6,834	—		—		6,834
EMEA Non-Traditional	27,469	(1,341)		—		26,128
Total EMEA	34,303	(1,341)		—		32,962
Asia Pacific Traditional	34,482	—		—		34,482
Asia Pacific Non-Traditional	(73)	(5,925)		—		(5,998)
Total Asia Pacific	34,409	(5,925)		—		28,484
Corporate and Other	18,790	(31,557)		—		(12,767)
Consolidated	$353,223	$(105,501)		$25,502		$273,224

(1)	Asset Intensive is net of $(26,854) DAC offset.

(2)	Asset Intensive is net of $91,695 DAC offset.

(Unaudited)	Three Months Ended June 30, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$82,793	$(2)		$(3,358)		$79,433
Non-Traditional:
Asset Intensive	55,750	25,739	(1)	(25,087)	(2)	56,402
Financial Reinsurance	14,643	—		—		14,643
Total U.S. and Latin America	153,186	25,737		(28,445)		150,478
Canada Traditional	22,736	1,023		—		23,759
Canada Non-Traditional	3,094	—		—		3,094
Total Canada	25,830	1,023		—		26,853
EMEA Traditional	9,159	—		—		9,159
EMEA Non-Traditional	31,432	402		—		31,834
Total EMEA	40,591	402		—		40,993
Asia Pacific Traditional	4,315	—		—		4,315
Asia Pacific Non-Traditional	(1,405)	2,056		—		651
Total Asia Pacific	2,910	2,056		—		4,966
Corporate and Other	(8,727)	(1,211)		—		(9,938)
Consolidated	$213,790	$28,007		$(28,445)		$213,352

(1)	Asset Intensive is net of $(11,010) DAC offset.

(2)	Asset Intensive is net of $9,823 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Six Months Ended June 30, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$162,528	$66		$2,916		$165,510
Non-Traditional:
Asset Intensive	63,149	(80,359)	(1)	116,801	(2)	99,591
Financial Reinsurance	30,809	—		—		30,809
Total U.S. and Latin America	256,486	(80,293)		119,717		295,910
Canada Traditional	63,404	(3,133)		—		60,271
Canada Non-Traditional	2,720	—		—		2,720
Total Canada	66,124	(3,133)		—		62,991
EMEA Traditional	5,718	(5)		—		5,713
EMEA Non-Traditional	52,893	(1,154)		—		51,739
Total EMEA	58,611	(1,159)		—		57,452
Asia Pacific Traditional	75,642	(16)		—		75,626
Asia Pacific Non-Traditional	8,480	(7,036)		—		1,444
Total Asia Pacific	84,122	(7,052)		—		77,070
Corporate and Other	(4,540)	(38,501)		—		(43,041)
Consolidated	$460,803	$(130,138)		$119,717		$450,382

(1)	Asset Intensive is net of $(13,709) DAC offset.

(2)	Asset Intensive is net of $1,572 DAC offset.

(Unaudited)	Six Months Ended June 30, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$100,636	$(1)		$(886)		$99,749
Non-Traditional:
Asset Intensive	97,890	2,347	(1)	(3,501)	(2)	96,736
Financial Reinsurance	27,008	—		—		27,008
Total U.S. and Latin America	225,534	2,346		(4,387)		223,493
Canada Traditional	45,463	(4,531)		—		40,932
Canada Non-Traditional	7,225	—		—		7,225
Total Canada	52,688	(4,531)		—		48,157
EMEA Traditional	19,641	(49)		—		19,592
EMEA Non-Traditional	51,066	(597)		—		50,469
Total EMEA	70,707	(646)		—		70,061
Asia Pacific Traditional	56,963	—		—		56,963
Asia Pacific Non-Traditional	8,740	2,035		—		10,775
Total Asia Pacific	65,703	2,035		—		67,738
Corporate and Other	(16,717)	1,109		—		(15,608)
Consolidated	$397,915	$313		$(4,387)		$393,841

(1)	Asset Intensive is net of $(6,248) DAC offset.

(2)	Asset Intensive is net of $(3,890) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Earnings per share from net income:
Basic earnings per share	$3.68	$1.97	$4.86	$3.80
Diluted earnings per share	$3.64	$1.94	$4.81	$3.76

Diluted earnings per share from operating income	$2.80	$1.94	$4.65	$3.70
Weighted average number of common and common equivalent shares outstanding	64,796	67,120	65,008	68,030

(Unaudited)	At June 30,
	2016	2015
Treasury shares	15,068	12,716
Common shares outstanding	64,070	66,422
Book value per share outstanding	$118.32	$97.61
Book value per share outstanding, before impact of AOCI	$87.33	$80.30

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Net premiums	$2,346,945	$2,129,043	$4,503,950	$4,152,895
Investment income, net of related expenses	507,666	450,539	924,932	877,430
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(846)	(4,137)	(34,663)	(6,664)
Other investment related gains (losses), net	119,110	(12,041)	32,041	(1,931)
Total investment related gains (losses), net	118,264	(16,178)	(2,622)	(8,595)
Other revenue	66,193	66,936	125,376	129,223
Total revenues	3,039,068	2,630,340	5,551,636	5,150,953
Benefits and expenses:
Claims and other policy benefits	1,997,502	1,866,183	3,884,266	3,641,634
Interest credited	95,849	77,246	183,754	197,924
Policy acquisition costs and other insurance expenses	405,681	300,412	639,444	577,455
Other operating expenses	159,895	131,600	317,319	253,218
Interest expense	20,331	35,851	53,138	71,478
Collateral finance and securitization expense	6,587	5,258	12,912	11,329
Total benefits and expenses	2,685,845	2,416,550	5,090,833	4,753,038
Income before income taxes	353,223	213,790	460,803	397,915
Provision for income taxes	117,120	83,399	148,228	142,410
Net income	$236,103	$130,391	$312,575	$255,505
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